Exhibit 10.4

FIRST AMENDMENT TO EX-IM WORKING CAPITAL GUARANTEE CREDIT AGREEMENT

THIS AMENDMENT TO EX-IM WORKING CAPITAL GUARANTEE CREDIT AGREEMENT (this "Amendment") is entered into as of July 2, 2014, by and between S&W SEED COMPANY, a Nevada corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Ex-lm Working Capital Guarantee Credit Agreement between Borrower and Bank dated as of February 1, 2014, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.4 is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 1.4. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory, equipment and sixty five percent (65%) of Borrower's stock held in S&W SEED AUSTRALIA PTY LTD.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance."

2. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

3. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

S&W SEED COMPANY	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Matthew K. Szot Matthew K. Szot Senior Vice President Chief Financial Officer	By:	/s/ Gavin Smith Gavin Smith, Vice President